FOR IMMEDIATE RELEASE

Media Contact: Stacey Corso
510.735.2667
scorso@ziprealty.com

ZipRealty Enters 2013 With Healthy Momentum
Company expects a strong fourth quarter performance and positive Adjusted EBITDA for full year 2012

EMERYVILLE, Calif., Jan. 7, 2013 – ZipRealty, Inc. (http://www.ziprealty.com) (NASDAQ: ZIPR), the most prominent online technology-enabled residential real estate brokerage company, today announced that, based upon preliminary information, it expects to achieve positive Adjusted EBITDA for the full year 2012, marking a financial turning point for the company.

“We expect to fulfill our commitment to generate positive Adjusted EBITDA in 2012, while strengthening ZipRealty’s core assets and positioning the company for strong growth in the years to come,” said Lanny Baker, Chief Executive Officer and President. “Our redesigned website and mobile apps are winning rave reviews, and major upgrades to our agent platform are generating similar amounts of excitement. As this new phase of product innovation starts to differentiate ZipRealty, we are extremely pleased to have achieved year to year growth in net transaction revenue in the fourth quarter on a same market basis, reversing negative comparisons in prior quarters.”

Summary of Preliminary 2012 Financial Results (Unaudited):

•	Full year net revenues are expected to be in the range of $73 million to $74 million.
•	Full year Adjusted EBITDA is expected to be positive.
•	Fourth quarter net transaction revenue is expected to be approximately 2% greater than the prior year’s quarter on a same market basis.

“Looking forward, ZipRealty’s objective is to empower a growing movement of real estate agents who seek to serve today’s home buyers and sellers differently,” added Mr. Baker. “This new service formula starts with accurate and comprehensive information, wrapped in effective and easy-to-use technology, and connects the consumer and their agent like never before. We know from experience that these are the critical elements for everyone in the real estate industry, and we are making important investments to improve upon our own considerable strengths in these areas.”

“First, we are proud of the accuracy and comprehensiveness of ZipRealty’s real estate information, and we’ve started to expand our coverage footprint to serve consumers in more cities and new neighborhoods. We are also adding new depth to our site, with a particular focus on relevant and authoritative information that will assist home sellers,” said Mr. Baker.

“ZipRealty also continues to enhance its industry-leading technology, website and apps. The next version of our proprietary, intelligent customer service platform, ZAP, went live in December. This version, which was developed and tested in collaboration with ZipRealty agents over an 18-month period and the most significant upgrade in five years, improves on the user interface, client management features, and client-matching algorithm that define this technology platform,” Mr. Baker added.

“Finally, the ZipRealty team continues to grow as we attract more of the highest-caliber talent,” he noted. “Real estate industry veteran and recruiting expert, Adam Lerman, has joined the company as National Recruiting Director and will lead recruiting strategy and a staff of 23 local recruiters. ZipRealty’s local agents currently garner the highest consumer satisfaction ratings in the company’s history, and we are excited to begin expanding our team. Additionally, we have made a number of important recent hires in product management, data engineering, and public relations, and we are in the process of building out the Powered by Zip team to support our partners and continue the expansion of that business line.”

2013 Citi Internet, Media and Telecommunications Conference

Mr. Baker and ZipRealty’s Chief Financial Officer Eric Mersch will participate as speakers in the 2013 Citi Internet, Media and Telecommunications Conference on Jan. 8 in Las Vegas. The conference will be held at the Bellagio Hotel and marks the 23rd annual conference hosted by Citi Equities, Citigroup’s Institutional Client Group. ZipRealty’s presentation is scheduled to begin at 3:45 p.m. PST. The live presentation will be audio-webcast, with accompanying slides, during the conference. This webcast will be available through April 9. Please use the following link to access the presentation:

http://www.veracast.com/webcasts/citigroup/imt2013/58212184.cfm

ZipRealty expects to announce in late January the date and details of the company’s Conference Call to discuss its fourth quarter and full year 2012 results in detail.

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www.ziprealty.com

About ZipRealty, Inc.
ZipRealty is a leading national real estate brokerage and provider of proprietary technology and comprehensive online marketing tools for the residential real estate brokerage industry. For home buyers and sellers who increasingly want control, choice and a seamless, customized service, ZipRealty offers Internet-enabled, state-of-the-art technology and complete access to accurate, timely information via their website and mobile applications, which real estate professionals can combine with their own local knowledge and personal expertise to offer an exceptional start-to-finish client experience. For real estate professionals who seek more productive ways to conduct business, ZipRealty provides technology and online marketing tools to enhance their online sales channel, including lead generation, conversion and service of their clients. ZipRealty’s technology and online marketing products serve its full-service, owned-and-operated residential real estate brokerage business in 19 markets nationwide, as well as its Powered by Zip network of leading third-party local brokerages in 12 markets.

Note on Financial Presentation

The financial figures for the full year and fourth quarter 2012 presented and referred to in this announcement are preliminary as the company has not completed the full year 2012 financial close. Further, all financial results will be subject to audit prior to filing with the Securities and Exchange Commission and, therefore, may change significantly from those presented in this announcement.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the company’s achievement of positive Adjusted EBITDA in 2012, the information for full year and fourth quarter 2012 under “Summary of Preliminary 2012 Financial Results (Unaudited),” and the company’s positioning for strong growth and improvement on its strengths in future years. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to potential adjustments to the full year and fourth quarter 2012 financial information as the company completes the full year 2012 financial close and its results are audited, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels, foreclosure processing delays and the impact of government programs, recent changes to the company’s business model and operations that may not realize intended results, and other risk factors set forth in the company's Form 10-K for the year ended December 31, 2011.The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.